Liberty Foods Completes Acquisition; Commences Trading


    NEW YORK, Nov. 23 /PRNewswire/ --  Bio-Response,  Inc. (OTC Bulleting Board:
BRSPD), announced today that Liberty Food Group, Ltd. has merged with and into BR Acquisition Corp., a wholly owned subsidiary of the Company, and the Company issued 4,500,000 shares of Common Stock to the stockholders of Liberty. As a direct result of the merger, Liberty Food Group, LLC, a Delaware limited liability company which is wholly owned by the Company, purchased all the assets of Ferro Foods Corporation, in consideration of the issuance to Ferro of 2,000,000 shares of Common Stock. Ferro is in the business of marketing and distributing restaurant pizzeria food items and supplies. Neither the Company nor Liberty Food Group, LLC assumed any debts, liabilities or obligations of Ferro in the transaction.

    The Company also announced that it changed the name of the Company to "Liberty Group Holdings, Inc."

    Effective Friday, November 26, 1999, Liberty Group Holdings, Inc. will be traded under the symbol (OTC Bulletin Board: LGHI).

    For more information contact the Investor Relations Department at 718-492-1200



SOURCE Bio-Response, Inc.